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EXHIBIT 21.1

Royal Gold, Inc. and its Subsidiaries
As of June 30, 2010

Name	State/Country of Incorporation	Ownership Percentage
Royal Gold, Inc.	Delaware, USA
Battle Mountain Gold Exploration Corp.	Nevada, USA	100%
Battle Mountain Gold (Canada) Inc.	Alberta, Canada	100%
Denver Mining Finance Co.	Colorado, USA	100%
Crescent Valley Partners LP	Colorado, USA	Limited Partner
Greek American Exploration Ltd.	Bulgaria	50%
High Desert Mineral Resources, Inc.	Delaware, USA	100%
DFH Co. of Nevada	Nevada, USA	100%
Gold Ventures, Inc.	Nevada, USA	100%
RG Finance (Barbados) Limited	Barbados	100%
RG Mexico, Inc.	Delaware, USA	100%
RG Russia, Inc.	Delaware, USA	100%
RGLD Gold, Canada, Inc.	British Columbia, Canada	100%
RGLD Holdings, LLC	Delaware, USA	100%
RG Callco Inc.	Ontario, Canada	100%
RG Exchangeco Inc.	Ontario, Canada	100%
International Royalty Corporation	Canada	100%
Archean Resources Ltd.	Newfoundland, Canada	100%
Voisey's Bay Holding Corporation	Newfoundland, Canada	100%
Canadian Minerals Partnership	Ontario, Canada	99.99%
Labrador Nickel Royalty Limited Partnership	Ontario, Canada	89.90%
McWatters Mining Inc.	Quebec, Canada	100% common shares
IRC (U.S.) Management Inc.	Colorado, USA	100%
IRC Nevada Inc.	Nevada, USA	100%
4324421 Canada Inc.	Canada	100%
4495152 Canada Inc.	Canada	100%
Royal Camp Bird, Inc.	Colorado, USA	100%
Royal Crescent Valley, Inc.	Nevada, USA	100%
Royal Gold Chile Limitada	Chile	100%
Sofia Minerals Ltd.	Bulgaria	25%

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  EXHIBIT 21.1